Exhibit (d)(39)

Amendment to Investment Advisory Agreement

This Amendment dated as of November 29, 2019 (this “Amendment”) is to the Investment Advisory Agreement dated as of September 10, 2019, as amended (the “Agreement”), by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust, and Emerald Mutual Fund Advisers Trust (the “Adviser”), a Delaware statutory trust and investment adviser registered under the Investment Advisers Act of 1940. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST,	EMERALD MUTUAL FUND
with respect to the Fund listed in Appendix A	ADVISERS TRUST

By:	/s/ Bradley J. Swenson	By:	/s/ Daniel W. Moyer IV
Name: Bradley J. Swenson		Name: Daniel W. Moyer IV
Title: President		Title: Executive Vice President

Appendix A

Fund	Breakpoints	Fee Rate
Emerald Select trueLiberty	Up to and including $1 billion	0.68%
Income Fund	In excess of $1 billion	0.64%